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                                   EXHIBIT 5.1

                                [GD&C Letterhead]

                                 August 21, 2000




(949) 451-3800                                                     C 73074-00000


Quidel Corporation
10165 McKellar Court
San Diego, California  92121

         Re:      Registration Statement on Form S-3 of Quidel Corporation

Ladies and Gentlemen:

         We refer to the registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") filed by Quidel Corporation, a Delaware corporation (the "Corporation"), with the Securities and Exchange Commission (the "Commission") on the date hereof in connection with the registration under the Securities Act of 950,000 shares of the Corporation's common stock, par value $ 0.001 per share (the "Shares"), underlying 950,000 warrants of the Corporation issued in connection with the settlement, in 1990, of a securities class action lawsuit, pursuant to that certain Warrant Agreement dated March 20, 1990, between Quidel and American Stock Transfer & Trust Company (the "Warrant Agreement").

         For purposes of rendering this opinion, we have examined the originals or certified copies of such corporate records, certificates of officers of the Corporation and/or public officials and such other documents, including the Warrant Agreement, and have made such other factual and legal investigations, as we have deemed relevant, necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

         Based on our examination described above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued, will be duly authorized and validly issued, fully paid and non-assessable.

         We render no opinion herein as to matters involving the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Delaware. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as presently in effect and have made such inquiries as we consider necessary to render the foregoing opinions. This opinion is limited to the effect of the current state of the laws of the United States of America and, to the limited extent set forth above, the State of Delaware and to the current judicial interpretations thereof and to the facts bearing upon this opinion as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or interpretations thereof or such facts.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of said Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

                                Very truly yours,



                                                 /s/ GIBSON, DUNN & CRUTCHER LLP
                                                 -------------------------------
                                                 GIBSON, DUNN & CRUTCHER LLP